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                                                                     Exhibit 8.1



                  [Letterhead of Jones, Day, Reavis & Pogue ]

                                August 26, 1999



Ladies and Gentlemen:

          We have acted as counsel for SkyTel Communications, Inc., a Delaware corporation ("SkyTel"), in connection with the proposed merger (the "Merger") of SkyTel with and into Empire Merger Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of MCI WORLDCOM, Inc., a Georgia corporation ("WorldCom"), pursuant to an Agreement and Plan of Merger dated as of May 28, 1999 (the "Merger Agreement"), by and among WorldCom, Sub and SkyTel and as described in the registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus of SkyTel and WorldCom, as filed with the Securities and Exchange Commission (the "SEC") on August 26, 1999.

          In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. For purposes of our opinion, we have relied upon, and have assumed without having independently verified, the completeness, truth, and accuracy of the Merger Agreement, the Registration Statement, and the representations to be made by SkyTel and WorldCom in their respective letters (the "Representation Letters") in the forms attached as Exhibits B and C of the Merger Agreement, at all times up to and including the Closing Date. We have further assumed that any representations to be made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete, and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

          The opinion expressed herein is based upon the current provisions of the Internal Revenue Code of 1986, as amended, current regulations and proposed regulations thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change at any time. It should be noted that future legislative, judicial or administrative actions, decisions or interpretations, which may be retroactive in effect, could materially affect our opinion.

          Based upon the foregoing, we are of the opinion that the discussion contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" represents an accurate summary of the material Federal income tax consequences of the Merger.

          We express no opinion on any issue relating to Federal income tax consequences other than those described under the caption "Certain Federal Income Tax Consequences." We have not been asked to address, nor have we addressed, any other consequences of the Merger or any other transactions. We are furnishing this opinion in connection with the filing of the Registration
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Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

          We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                              Very truly yours,


                              /s/ Jones, Day, Reavis & Pogue

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